CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment 1 to the Registration Statement on Form N-4, 333-237302 of RiverSource® RAVA 5 Access Variable Annuity (offered for contract applications signed on or after June 22, 2020) of our report dated February 26, 2020 relating to the consolidated financial statements of RiverSource Life Insurance Company and our report dated April 22, 2020 with respect to the financial statements of RiverSource Variable Account 10, which appear in Post-Effective Amendment 2 to the Registration Statement on Form N-4, 333-230376. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
June 12, 2020